EXHIBIT 99

VIA NET.WORKS investor contact:
Matt S. Nydell, General Counsel VIA NET.WORKS Ph: +44 118 955 2361 Fax: +44 118 955 2345 e-mail: ir@vianetworks.com

VIA NET.WORKS Announces Adoption Of Automated Trading Program

AMSTERDAM, THE NETHERLANDS, 9 May 2003 - VIA NET.WORKS, Inc. (Nasdaq and EASE: VNWI) today announced that its Board of Directors has approved the adoption of an automated trading program to be implemented as a part of its existing stock repurchase plan.

Under the automated trading program, which is designed to meet the requirements of Securities and Exchange Commission Rule 10b5-1, repurchases of the Company’s stock may continue independently even when the trading window under VIA’s insider trading policy is closed or when there is material information about the Company that has not yet been made public.

The automated trading program establishes specified price and other limits on purchases that will limit trading activity.  As a result, depending on the current market price for shares of VIA’s stock and other criteria, repurchases may not be made during certain periods of time.  This stock repurchase program may also be suspended or terminated by VIA at any time.

About VIA NET.WORKS, Inc.

VIA NET.WORKS, Inc. (Nasdaq and EASE: VNWI) is a single-source provider of managed Internet services for businesses. Serving businesses in Europe and the United States, VIA is committed to improving each customer’s business productivity and competitiveness.  VIA local operations offer a comprehensive portfolio of flexible and reliable managed Internet services encompassing areas such as connectivity, hosting, security, messaging, and professional services. VIA is a facilities-based Internet services company, managing its own backbone network. This unique combination — the agility of a local, customer-focused company and the reliability of an international high-speed network — allows VIA to be highly responsive to specific customer needs and to deliver quality business communication solutions. VIA is headquartered at H.Walaardt Sacréstraat, 1117 BM Schiphol, Netherlands. More information about VIA can be obtained by visiting the website at http://www.vianetworks.com